Exhibit 99.1

AgeX Therapeutics Reports Third Quarter 2023 Financial Results

ALAMEDA, Calif.—(BUSINESS WIRE)—November 14, 2023—AgeX Therapeutics, Inc. (“AgeX”; NYSE American: AGE), a biotechnology company developing therapeutics for human aging and regeneration, reported its financial and operating results for the quarter and nine months ended September 30, 2023.

Third Quarter and Recent Highlights

●	$36 Million of Indebtedness Converted into Preferred Stock
●	Signed Agreement and Plan of Merger and Reorganization to Acquire Serina Therapeutics, Inc.
●	Obtained $4.4 million addition to line of credit from Juvenescence Limited

Liquidity and Capital Resources

Issuance of Preferred Stock to Eliminate $36 Million of Indebtedness

During July 2023, AgeX and Juvenescence Limited entered into an Exchange Agreement pursuant to which AgeX issued shares of Series A Preferred Stock and Series B Preferred Stock to Juvenescence in exchange for the extinguishment of a total of $36 million of indebtedness under a loan agreement and certain promissory notes. The shares of Preferred Stock are convertible into shares of common stock and do not bear dividends but rank senior of AgeX common stock with respect to any distributions to stockholders arising from a liquidation of AgeX or a reorganization, merger, consolidation, or sale of assets that is deemed a liquidation under the terms of the Preferred Stock.

Increase in Line of Credit

On October 31, 2023, AgeX made a final draw of loan funds available under a line of credit from Juvenescence Limited. On November 9, 2023, AgeX and Juvenescence entered into an amendment of the secured, convertible promissory note for the line of credit that increases the amount of the line of credit by $4,400,000, subject to Juvenescence’s discretion to approve and fund each of AgeX’s future loan draws. AgeX also entered into an additional Pledge Agreement to add shares of a subsidiary to the collateral under a Security Agreement in favor of Juvenescence, and three of AgeX’s subsidiaries entered into a Guaranty Agreement and Joinder Agreement pursuant to which they each agreed to guaranty AgeX’s obligations to Juvenescence pursuant to the amended promissory note, and to grant Juvenescence a security interest in their respective assets pursuant to the Security Agreement to secure their obligations to Juvenescence.

Balance Sheet Information

Cash, cash equivalents, and restricted cash totaled $0.4 million as of September 30, 2023.

Amendment to Preferred Stock and Elimination of Stockholders Deficit

During July 2023, AgeX and Juvenescence Limited entered into an Exchange Agreement pursuant to which AgeX issued shares of Series A Preferred Stock and Series B Preferred Stock to Juvenescence in exchange for the extinguishment of a total of $36 million of indebtedness. On November 7, 2023, certain terms of the AgeX Series A Preferred Stock and Series B Preferred Stock were amended (i) to clarify that certain change of control or disposition of asset transactions would be treated as a deemed liquidation if the applicable transaction is approved by the Board of Directors or stockholders of AgeX, and (ii) to provide that in case of such a deemed liquidation transaction holders of Preferred Stock would receive the same type of consideration as that distributed or paid to holders of AgeX common stock. This amendment permits the classification of the Series A Preferred Stock and Series B Preferred Stock as permanent equity, rather than as temporary or mezzanine equity, under Accounting Standards Codification 480, Distinguishing Liability from Equity. A pro-forma condensed consolidated balance sheet is provided, following the GAAP financial statements for the third quarter, as an illustration of the Preferred Stock classified as permanent equity, eliminating the stockholders deficit.

Third Quarter 2023 Operating Results

Operating expenses: Operating expenses for the three months ended September 30, 2023 were $2.4 million, as compared to $1.6 million for the same period of 2022.

Research and development expenses for the three months ended September 30, 2023 were approximately $0.2 million, consistent with the same period of 2022.

General and administrative expenses increased by $0.8 million to $2.2 million as compared to $1.4 million during the same period of 2022. The net increase is largely attributable to professional fees for legal services, consulting expenses incurred in connection with due diligence, and other expenses related to the proposed merger between AgeX and Serina Therapeutics Inc.

Other expense, net: Net other expense for the three months ended September 30, 2023 is primarily comprised of $3.2 million amortization of deferred debt issuance costs to interest expense, write off of deferred debt cost upon $36 million debt exchanged for Preferred Stock in July 2023 offset by $0.2 million interest income primarily earned from a $10 million loan extended to Serina in March 2023.

Net loss attributable to AgeX: The net loss attributable to AgeX for the three months ended September 30, 2023 was $5.4 million, or ($0.14) per share (basic and diluted) compared to $2.4 million, or ($0.06) per share (basic and diluted), for 2022. The increase in net loss per share year over year is primarily due to certain non-recurring expenses related to the proposed merger with Serina, and a write off of deferred debt costs upon the exchange of $36 million of indebtedness for Preferred Stock during July 2023.

Going Concern Considerations

As required under Accounting Standards Update 2014-15, Presentation of Financial Statements-Going Concern (ASC 205-40), AgeX evaluates whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date its financial statements are issued. Based on AgeX’s most recent projected cash flows, AgeX believes that its cash and cash equivalents and available sources of debt and equity capital including the loan facilities provided by Juvenescence to advance up to an additional $4.4 million to AgeX as of November 13, 2023 would not be sufficient to satisfy AgeX’s anticipated operating and other funding requirements for the twelve months following the filing of AgeX’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2023. These factors raise substantial doubt regarding the ability of AgeX to continue as a going concern.

About AgeX Therapeutics

AgeX Therapeutics, Inc. (NYSE American: AGE) is focused on developing and commercializing innovative therapeutics to treat human diseases to increase healthspan and combat the effects of aging. For more information, please visit www.agexinc.com or connect with the company on Twitter, LinkedIn, Facebook, and YouTube.

Forward-Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not historical fact including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates” should also be considered forward-looking statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of AgeX Therapeutics, Inc. and its subsidiaries, particularly those mentioned in the cautionary statements found in more detail in the “Risk Factors” section of AgeX’s most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q,and other reports filed with the Securities and Exchange Commission (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. AgeX specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Contact for AgeX:

Andrea E. Park

apark@agexinc.com

(510) 671-8620

AGEX THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value amounts)

(unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$397	$645
Accounts and grants receivable, net	67	4
Related party receivables, net	4	-
Prepaid expenses and other current assets	673	1,804
Total current assets	1,141	2,453

Restricted cash	50	50
Intangible assets, net	640	738
Convertible note receivable	10,379	-
TOTAL ASSETS	$12,210	$3,241

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$1,671	$1,034
Loans due to Juvenescence, net of debt issuance costs, current portion	1,526	7,646
Related party payables, net	-	141
Warrant liability	-	180
Insurance premium liability and other current liabilities	7	1,077
Total current liabilities	3,204	10,078

Loans due to Juvenescence, net of debt issuance costs, net of current portion	693	10,478
TOTAL LIABILITIES	3,897	20,556

Commitments and contingencies

Series A preferred stock; no par value; stated value $100 per share; 212 and nil shares issued and outstanding, respectively	21,135	-
Series B preferred stock; no par value; stated value $100 per share; 148 and nil shares issued and outstanding, respectively	14,823	-

Stockholders’ deficit:
Preferred stock, $0.0001 par value, 5,000 shares authorized	-	-
Common stock, $0.0001 par value, 200,000 shares authorized; and 37,951 and 37,949 shares issued and outstanding, respectively	4	4
Additional paid-in capital	100,017	98,994
Accumulated deficit	(127,557)	(116,210)
Total AgeX Therapeutics, Inc. stockholders’ deficit	(27,536)	(17,212)
Noncontrolling interest	(109)	(103)
Total stockholders’ deficit	(27,645)	(17,315)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$12,210	$3,241

AGEX THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
REVENUES
Grant revenues	$21	$-	$21	$-
Other revenues	46	9	65	26
Total revenues	67	9	86	26
Cost of sales	(33)	(5)	(39)	(12)

Gross profit	34	4	47	14

OPERATING EXPENSES
Research and development	218	162	552	817
General and administrative	2,172	1,392	5,895	4,390
Total operating expenses	2,390	1,554	6,447	5,207

Loss from operations	(2,356)	(1,550)	(6,400)	(5,193)

OTHER EXPENSE, NET:
Interest expense, net	(3,036)	(923)	(4,928)	(2,357)
Change in fair value of warrants	-	35	(35)	(220)
Other income, net	3	2	10	9
Total other expense, net	(3,033)	(886)	(4,953)	(2,568)

NET LOSS	(5,389)	(2,436)	(11,353)	(7,761)
Net (income) loss attributable to noncontrolling interest	(12)	1	6	2

NET LOSS ATTRIBUTABLE TO AGEX	$(5,401)	$(2,435)	$(11,347)	$(7,759)

NET LOSS PER COMMON SHARE:
BASIC AND DILUTED	$(0.14)	$(0.06)	$(0.30)	$(0.20)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC AND DILUTED	37,951	37,946	37,951	37,944

AGEX THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2023	2022
OPERATING ACTIVITIES:
Net loss attributable to AgeX	$(11,347)	$(7,759)
Net loss attributable to noncontrolling interest	(6)	(2)
Adjustments to reconcile net loss attributable to AgeX to net cash used in operating activities:
Change in fair value of warrants	35	220
Amortization of intangible assets	98	99
Amortization of debt issuance costs	5,170	2,221
Stock-based compensation	145	646
Changes in operating assets and liabilities:
Accounts and grants receivable	(63)	24
Prepaid expenses and other current assets	1,131	906
Interest on convertible note receivable	(379)	-
Accounts payable and accrued liabilities	571	(98)
Related party payables, net	(33)	110
Insurance premium liability	(1,075)	(983)
Other current liabilities	5	(2)
Net cash used in operating activities	(5,748)	(4,618)

INVESTING ACTIVITIES:
Cash advanced on convertible note receivable	(10,000)	-
Net cash used in investing activities	(10,000)	-

FINANCING ACTIVITIES:
Drawdown on loan facilities from Juvenescence	15,500	4,500
Net cash provided by financing activities	15,500	4,500

NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(248)	(118)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
At beginning of the period	695	634
At end of the period	$447	$516

Non-GAAP Financial Measures

This earnings release includes stockholders equity(deficit) prepared in accordance with accounting principles generally accepted in the United States (GAAP) and includes certain historical non-GAAP adjustments to the balance sheet. In particular, AgeX has provided a non-GAAP pro forma presentation of Series A Preferred Stock and Series B Preferred Stock classified as permanent equity, eliminating the stockholders deficit, based on a post-September 30, 2023 amendment to the liquidation provisions of the Preferred Stock. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable financial measures prepared in accordance with GAAP. However, AgeX believes the non-GAAP presentation of stockholders equity, when viewed in conjunction with our GAAP presentation, is helpful in understanding AgeX’s current capital structure.

AGEX THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET

(in thousands, except par value amounts)

(unaudited)

	September 30, 2023	Adjustment	Adjusted Balance

ASSETS
Current assets:
Cash and cash equivalents	$397	$-	$397
Accounts and grants receivable, net	67	-	67
Related party receivables, net	4	-	4
Prepaid expenses and other current assets	673	-	673
Total current assets	1,141	-	1,141

Restricted cash	50	-	50
Intangible assets, net	640	-	640
Convertible note receivable	10,379	-	10,379
TOTAL ASSETS	$12,210	$-	$12,210

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$1,671	$-	$1,671
Loan due to Juvenescence, net of debt issuance costs, current portion	1,526	-	1,526
Insurance premium liability and other current liabilities	7	-	7
Total current liabilities	3,204	-	3,204

Loan due to Juvenescence, net of debt issuance costs, net of current portion	693	-	693
TOTAL LIABILITIES	3,897	-	3,897

Commitments and contingencies

Series A preferred stock; no par value; stated value $100 per share; 212 and nil shares issued and outstanding, respectively	21,135	(21,135)	-
Series B preferred stock; no par value; stated value $100 per share; 148 and nil shares issued and outstanding, respectively	14,823	(14,823)	-

Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value, 5,000 shares authorized; and
Series A Preferred stock - 212 and nil shares issued and outstanding, respectively	-	-	-
Series B Preferred stock - 148 and nil shares issued and outstanding, respectively	-	-	-
Common stock, $0.0001 par value, 200,000 shares authorized; and 37,951 and 37,949 shares issued and outstanding, respectively	4	-	4
Additional paid-in capital	100,017	35,958	135,975
Accumulated deficit	(127,557)	-	(127,557)
Total AgeX Therapeutics, Inc. stockholders’ equity (deficit)	(27,536)	35,958	8,422
Noncontrolling interest	(109)	-	(109)
Total stockholders’ equity (deficit)	(27,645)	35,958	8,313
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$12,210	$-	$12,210